Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 4 to the Registration Statement of Metropolitan Series Fund II (Securities Act Registration No. 333-108248) of our report dated February 23, 2005, relating to the financial statements of MetLife Stock Index Portfolio II for the year ended December 31, 2004. We further consent to the reference to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of this Registration Statement.

Deloitte & Touche
Boston, Massachusetts
April 27, 2005